Exhibit 10c

DATED 10 FEBRUARY 2004

PZ CUSSONS (INTERNATIONAL) LIMITED

and

WD-40 COMPANY LIMITED

AGREEMENT

-relating to-

THE SALE AND PURCHASE OF THE BUSINESS AND CERTAIN OF THE ASSETS OF

1001 HOUSEHOLD CLEANING BRAND

Cobbetts

Solicitors

Ship Canal House

King Street

Manchester

M2 4WB

Tel No: 0161-833 3333

Fax No: 0161-833 3030

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATIONS
2.	AGREEMENT TO SELL AND PURCHASE
3.	ASSETS AND LIABILITIES NOT INCLUDED IN THE SALE
4.	CONDITIONS PRECEDENT
5.	CONSIDERATION
6.	COMPLETION
7.	VALUE ADDED TAX
8.	WARRANTIES
9.	LIMITATIONS TO THE WARRANTIES
10.	SELLER’S OBLIGATIONS PRIOR TO COMPLETION
11.	RISK
12.	CUSTOMER AND SUPPLIER ORDERS
13.	EMPLOYMENT
14.	[INTENTIONALLY LEFT BLANK]
15.	OBLIGATIONS OF THE SELLER AFTER COMPLETION
16.	RETENTION
17.	CONFIDENTIALITY
18.	ANNOUNCEMENTS AND PUBLICITY
19.	RESTRICTIVE COVENANTS
20.	RESCISSION
21.	NOTICES
22.	SUCCESSORS, ASSIGNS AND THIRD PARTIES
23.	VARIATION
24.	COSTS
25.	SEVERANCE
26.	FURTHER ASSURANCE
27.	WAIVERS
28.	ENTIRE AGREEMENT
29.	COUNTERPARTS
30.	APPLICABLE LAW AND JURISDICTION
31.	POST-COMPLETION EFFECT
32.	MITIGATION

Schedule 1	Completion Requirements
Schedule 2	The Intellectual Property
Schedule 3	Warranties
Schedule 4	Heads of Transitional Services Agreement
Schedule 5	Stock Provisions

Annex A	Tooling
Annex B	Warranted Information

THIS AGREEMENT IS DATED 10 FEBRUARY 2004

PARTIES

(1)	PZ CUSSONS (INTERNATIONAL) LIMITED (registered in England and Wales under Company Number: 706511) the registered office of which is at PZ Cussons House, Bird Hall Lane, Stockport, Cheshire SK3 0XN (Seller)

(2)	WD-40 COMPANY LIMITED registered in England and Wales under Company Number:1755958 the registered office of which is at Kiln Farm, Milton Keynes, MK11 3LF (Buyer)

BACKGROUND

(A)	The Business is now and has for some time past been carried on by the Seller under the Business Name.

(B)	The Seller has agreed to sell and transfer and the Buyer has agreed to purchase the Business (together with the Assets) as a going concern on the terms and conditions of this agreement and in particular on the basis of the warranties set out in this agreement.

AGREED TERMS:

1.	DEFINITIONS AND INTERPRETATION

1.1.	In this agreement, unless the context requires otherwise, the following words shall have the following meanings:

Assets means the assets of the Business agreed to be sold and purchased pursuant to this agreement as described in clause 2.1;

Business means the business of manufacture and distribution of carpet and upholstery cleaning products under the Trademarks carried on by the Seller at the Completion Date;

Business Day means any day which is not a Saturday or a Sunday or a bank or public holiday in England and Wales;

Business Information means information, know-how and techniques which relates exclusively to: formulas, specifications, data, manuals or instructions; sales or marketing information of any of the Products and price lists, including, but without limiting the generality of the foregoing words, all such customer and supplier names and lists and sales and marketing information;

Business Intellectual Property means all Intellectual Property owned or used by the Seller and used exclusively in or in connection with the Business as carried on at the Completion Date or at any time during the five years prior to the Completion Date;

Business Name means “1001” or any name including the word “1001” or any colourable imitation of it;

Buyer’s Group means the Buyer, any subsidiary of the Buyer, any holding company of the Buyer and any subsidiary of any holding company of the Buyer, in each case for the time being and “member of the Buyer’s Group” shall be construed accordingly;

Buyer’s Solicitors means Lane & Partners, 15 Bloomsbury Square, London WC1A 2LS;

Completion means the completion of the sale and purchase of the Business and the Assets in accordance with clause 6 and Schedule 1;

Completion Date means the date upon which Completion takes place;

Consideration means £6,200,000 being the total purchase price payable by the Buyer to the Seller for the Business and Assets;

Customer Orders means orders for products of the Business placed with the Seller by customers prior to the Completion Date which remain to be fulfilled in whole or in part at the Completion Date;

Data Room means the files of documentation relating to the Business contained in the data room, as per the Data Room Index;

Data Room Index means the index of documentation contained in the data room, as set out in Annex B;

Disclosed means fairly and accurately disclosed to the Buyer expressly for the purposes of this agreement in the Disclosure Letter;

Disclosure Letter means a letter dated the date of this agreement from the Seller to the Buyer in the agreed form together with any attachments, disclosing exceptions to the Warranties;

Excluded Liabilities means the liabilities or obligations relating to the Business or Assets and outstanding on or accrued or referable to the period up to and including the Completion Date including but not limited to any and all liabilities in respect of National Insurance, PAYE, VAT or other Taxation attributable to the Seller in respect of the Business, the Assets or the Employees in respect of the period ending on the Completion Date;

Goodwill means the goodwill custom and connection of the Seller in relation to the Business together with the exclusive right for the Buyer and its successors and assigns to carry on the Business under the Business Name and respectively to represent themselves as carrying on the Business in succession to the Seller;

Intellectual Property means patents, know-how, registered and unregistered trademarks and service marks (including any trade, brand or business names and any distinctive smells or sounds used to differentiate the goods and services of the Business), domain names, registered designs, design rights, utility models, copyright (including all such rights in computer software, the Business Information and any databases), moral rights and topography rights (in each case for the full period thereof and all extensions and renewals thereof), applications for any of the foregoing and the right to apply for or claim priority in respect of any of the foregoing in any part of the world and any similar rights situated in any country;

Products means 450ml 1001 Shampoo, 500ml 1001 3-in-1 Auto, 500ml 1001 Spruce ‘n Clean, 500ml 1001 Troubleshooter, 500ml 1001 Pet Stain and Odour Remover, 300ml 1001 Carpet Mousse, 400ml 1001 Summer Berry Carpet Freshener and 400ml 1001 Citrus Lily Carpet Freshener;

Security Interest means and includes encumbrance, mortgage, charge, assignment for the purpose of security, pledge, lien, right of set-off, retention of title or hypothecation for the purpose, or which has the effect, of granting security interest of any kind whatsoever and any agreement, whether conditional or otherwise, to create any of the foregoing;

Stock means the finished products in respect of the Products currently being sold in the Business, all of which is owned by the Seller in connection with the Business at the Completion Date (including any items which, although subject to reservation of title by the sellers, are under the control of the Seller);

Supplier Orders means orders for items of Stock placed by the Seller with suppliers prior to the Completion Date which remain to be fulfilled in whole or in part at the Completion Date;

Trademarks means those trademarks set out in Part A of Schedule 2;

Transitional Services Agreement means an agreement in a form to be agreed between the Seller and the Buyer to provide, inter alia, for the matters described in Schedule 4 PROVIDED THAT the provisions set out at paragraphs 1.1 and 1.2 of Schedule 4 shall be reflected in those precise terms in such agreement and shall not be open for re-negotiation after the date of this Agreement;

TUPE means the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended);

VAT means United Kingdom Value Added Tax or any similar tax from time to time replacing it or performing a similar fiscal function;

Seller’s Group means the Seller, its holding company and all companies and undertakings which now or in the future become subsidiaries or subsidiary undertakings of the Seller or of any such holding company;

Seller’s Solicitors means Cobbetts, Ship Canal House, King Street, Manchester M2 4WB;

Warranties means the warranties, representations and undertakings set out in clause 8 and Schedule 3.

1.2.	References to clauses or schedules are to clauses or schedules to this agreement, and references to sub-clauses are to sub-clauses of the relevant clause, and the schedules are deemed to be incorporated in this agreement, and a reference to this agreement includes a reference to the schedules.

1.3.	In this agreement:

1.3.1.	the index and the clause headings are included for convenience only and shall not affect the construction of this agreement;

1.3.2.	words denoting the singular shall include the plural and vice versa;

1.3.3.	words denoting any gender shall include a reference to each other gender;

1.3.4.	a person includes a corporate or incorporated body; and

1.3.5.	words and expressions defined in the Companies Act 1985 shall, where the context so admits, bear the same meanings in this agreement.

1.4.	A reference to a law is a reference to it as it is in force for the time being taking account of any amendment, extension, application or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.5.	References in this agreement to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept, state of affairs or thing shall in respect of any jurisdiction other than England be deemed to include that which most approximates in that jurisdiction to the English legal term.

1.6.	Writing or written includes faxes but not e-mail.

1.7.	Documents in agreed form are documents in the form agreed by the parties and initialled by them for identification.

1.8.	References in this agreement to times of the day are to London time and references to a day are to a period of 24 hours running from midnight on the previous day.

1.9.	Any statement qualified by the expression to the best of the knowledge, information and belief of the Seller or so far as the Seller is aware or any similar expression shall be deemed to include an additional statement that it has been made after careful enquiry by the Seller.

2.	AGREEMENT TO SELL AND PURCHASE

2.1.

The Seller shall sell with full title guarantee and transfer or procure the sale and transfer (which expression shall where appropriate include an assignment or novation) and the Buyer (relying on the Warranties) shall purchase the Business as a going concern free from all claims, liens, equities, charges and encumbrances and adverse rights of any description, including reservation of title, comprising the following assets:

2.1.1.	the Goodwill, the Business Information, the Business Intellectual Property and the Stock;

2.1.2.	tooling as listed in Annex A in the agreed form headed “PZ – WD-40 Tooling”.

2.2.	Title to each of the Assets will pass to the Buyer on Completion.

2.3.	Subject to the Buyer’s rights under clause 6.2, the sale and purchase of each of the Assets is interdependent and shall be completed simultaneously.

2.4.	The Consideration shall be apportioned between the Assets as follows:—

		£m
2.4.1	Intangibles—Goodwill, Business Information and Business Intellectual Property)	6.0
2.4.2	Tangibles—Tooling / Marketing support materials	0.2
	Total	6.2

2.4.3	Stock	On basis of valuation pursuant to Schedule 5

3.	ASSETS AND LIABILITIES NOT INCLUDED IN THE SALE

3.1.	The following are expressly excluded from the sale and purchase of the Business and the Assets:

3.1.1.	Excluded Liabilities;

3.1.2.	all the Seller’s cash in hand or at the bank or at any other financial institution;

3.1.3.	all trade and other debts and amounts owing to the Seller on the Completion Date;

3.1.4.	any assets not expressly provided to be transferred to the Buyer hereunder;

3.2.	Nothing in this agreement shall pass to the Buyer, or shall be construed as acceptance by the Buyer, of any liability, debt or other obligation of the Seller, other than as expressly set out in this agreement, and subject thereto the Seller shall indemnify and keep indemnified the Buyer against all losses, liabilities, costs and expenses arising from any claims relating to any of the foregoing.

3.3.	For the avoidance of doubt the Seller shall discharge and shall indemnify the Buyer in respect of all outstanding Security Interests relating to any Asset and subsisting at Completion.

4.	CONDITIONS PRECEDENT

4.1	Completion of this agreement is conditional upon the execution by the parties hereto, on or before 27 February 2004, of the Transitional Services Agreement.

4.2	If the above mentioned condition is not satisfied (or waived by the Buyer on or before 27 February 2004 or such other date as the Seller and the Buyer may in their absolute discretion agree in writing this agreement (save for clause 17.2 and clause 17.3 (Confidentiality) which shall remain in force) shall become null and void and neither party shall be entitled to make a claim against the other party in connection with this agreement save for any claim for an antecedent breach or which arises in respect of clause 17.2 and clause 17.3.

4.3	The parties shall negotiate in good faith and use all reasonable endeavours to ensure that the condition specified in clause 4.1 is satisfied on or before the date specified in clause 4.1 and all parties hereby agree (as soon as reasonably practicable after a request therefor) to provide such information to the other party as any other party may reasonably require to fulfil its obligations under this clause 4.3.

5.	CONSIDERATION

5.1.	The Consideration shall be satisfied by the Buyer at Completion by way of electronic transfer to the Seller for same day value. A retention of £930,000 will be made from the Consideration and this retention will also be paid at Completion by way of electronic transfer to the Buyer’s Solicitors for same day value to be dealt with on the terms set out in clause 16. The Buyer shall procure that the Buyer’s Solicitors shall hold such retention to the order of the Seller’s Solicitors, (upon the terms of its undertaking in the agreed form to be delivered on Completion) pending agreement between the parties as to its release pursuant to clause 16.

5.2.	Payment shall also be made for the Stock in accordance with the terms of Schedule 5.

5.3.	Interest shall be due and payable in arrears on any amounts payable under this clause 5 or Schedule 5 at the rate of two per cent per annum above the base rate for the time being of The Royal Bank of Scotland Plc.

6.	COMPLETION

6.1.	Subject to clause 4, Completion will take place in accordance with Schedule 1 at the offices of the Seller’s Solicitors following satisfaction of the condition specified in clause 4.1:

6.1.1.	on 2 April 2004; or

6.1.2.	(subject to the provisions of clause 4.2) on such other date as the parties may agree when the business described in Schedule 1 will be transacted.

6.2.	If on the Completion Date either the Seller or the Buyer fails or has failed to comply in any material respect with the provisions of Schedule 1 then the other party may, without prejudice to any other rights or remedies which it may have under this agreement:

6.2.1.	defer Completion to a date not more than 28 days after the date set by clause 6.1 (and so that the provisions of this clause 6.2 shall apply to Completion so deferred); or

6.2.2.	proceed to Completion so far as practicable but without prejudice to its rights hereunder.

6.3.	If either the Seller or the Buyer elects to postpone the Completion Date in accordance with clause 6.2 then the provisions of this agreement shall apply as if the Completion Date were the date to which Completion is postponed.

7.	VALUE ADDED TAX

7.1.	The Seller and the Buyer intend that article 5 of the Value Added Tax (Special Provisions) Order 1995 (article 5) shall apply to the sale of the Assets under this agreement, so that the sale is treated as neither a supply of goods nor a supply of services.

7.2.	if nevertheless any VAT is payable on any supply by the Seller under this agreement, the Buyer shall pay the Seller the amount of that VAT in addition to the price (and indemnify the Seller for any interest and penalties imposed by HM Customs & Excise (Customs) arising out of the treatment by the Seller and the Buyer of the sale as described in 7.1 above and the Seller shall issue to the Buyer a proper VAT invoice in respect of that VAT.

7.3.	Without limiting clause 7.2 VAT shall be treated as payable if Customs rule that it is payable. If Customs so rules on or before Completion, the applicable VAT shall be payable by the Buyer on Completion. If Customs so rules on or after Completion, the applicable VAT shall be payable by the Buyer within five days after the Seller gives the Buyer written notice of the ruling.

7.4.	If the Buyer fails to pay the amount of the VAT on the due date under clause 7.3, it shall pay interest on that amount from the due date until actual payment (excluding any period for which interest indemnified under clause 7.2 runs) at the rate of two per cent. per annum above the base rate for the time being of The Royal Bank of Scotland Bank Plc.

7.5.	With a view to procuring that article 5 applies, the Buyer undertakes to the Seller that:

7.5.1.	the Buyer is registered for VAT; and

7.5.2.	warrants that the Assets are to be used by the Buyer in carrying on the same kind of business as that carried on by the Seller in relation to the Business.

7.6.	The Seller and the Buyer envisage that section 49 of the Value Added Tax Act 1994 shall apply to the sale and purchase of the Assets under this agreement but intend that the Seller should retain the records referred to in that section, and accordingly:

7.6.1.	notwithstanding anything in this Agreement the Seller shall not be required to deliver to the Buyer the records referred to in section 49;

7.6.2.	the Seller shall make a request to Customs under section 49 for the records to be preserved by the Seller;

7.6.3.	if or for so long as that request is not granted, the Seller shall preserve the records on behalf of the Buyer for such period as may be required by law, and shall during that period permit the Buyer reasonable access to them to inspect or make copies of them; and

7.6.4.	the Seller may fulfil its obligations under clause 7.6.3 by procuring that a future transferee of its business or any other person preserves the records and permits reasonable access as mentioned in that clause in which case the Seller shall notify the Buyer of the name of that person.

8.	WARRANTIES

8.1.	The Seller warrants to the Buyer in the terms set out in Schedule 3.

8.2.	The Warranties are given subject to matters Disclosed.

8.3.	Each of the Warranties shall be deemed to be given on the date of this agreement and shall be deemed to be repeated and given by the Seller up to and including the Completion Date.

9.	LIMITATIONS TO THE WARRANTIES

9.1.	The aggregate liability of the Seller in respect of all breaches of the Warranties shall not exceed a sum equal to £2,500,000 less such sum as is deducted by the Buyer from the Retention pursuant to the provisions of clause 16.2 or (as determined by the Expert) clause 16.3.

9.2.	The Seller shall be under no liability in respect of breaches of the Warranties unless the aggregate liability of the Seller in respect of all breaches of the Warranties exceeds £50,000 Provided that if such amount is exceeded the Seller shall be liable for the whole amount claimed in respect of such breaches and not only for the excess.

9.3.	The Buyer shall not be entitled to make any claim against the Seller in respect of any breach of the Warranties unless the Buyer has given written notice of its intention to make such a claim to the Seller on or before the expiry of 12 months from Completion.

9.4.	The Seller shall be under no liability in respect of any claim unless, notice of such claim having been duly given in accordance with sub-clause 9.3 above, within 12 months of the giving of such notice proceedings shall have been commenced in respect of such claim by being issued and served upon the Seller.

9.5.	The only warranties given in respect of:

9.5.1.	the information contained in Files Nos 1 and 2 of the Data Room including (without limitation) sales information, trade listings information, Customer Orders and Supplier Orders are those set out at paragraphs 3 of Schedule 3, Part A; and

9.5.2.	Business Intellectual Property are those at Part B of Schedule 3.

9.6.	Notwithstanding any other provision of this agreement, the provisions of this clause 9 shall not apply to any claim made against the Seller in the case of any fraud, dishonesty or wilful misstatement by or on behalf of the Seller.

10.	SELLER’S OBLIGATIONS PRIOR TO COMPLETION

10.1.	Save with the prior consent of the Buyer (not to be unreasonably withheld or delayed) the Seller undertakes to the Buyer that pending Completion:

10.1.1.	subject to force majeure, the Business will continue to be carried on in the same manner as it is presently carried on as regards the nature, scope and manner of conducting it and so as to maintain it as a going concern and will be conducted in a diligent and prudent manner in full consultation with the Buyer;

10.1.2.	the Seller will not knowingly and intentionally take any steps that it is aware or should reasonably be aware might prejudice the Goodwill of and relationship with any customers and suppliers of the Business;

10.1.3.	the Seller will not knowingly and intentionally take any steps that it is aware or should reasonably be aware might prejudice the full benefit of the Business Intellectual Property;

10.1.4.	the Seller will not knowingly do or omit or permit to be done any act or thing or knowingly permit the omission of any act or thing which is intended to or which it is aware or should reasonably be aware may impair or have an adverse effect upon the Business or any part of it or the Assets;

10.1.5.	no long term contracts (being contracts not capable of termination by the Seller on 3 months’ notice or less), or contracts which the Seller is aware or reasonably should be aware will be unprofitable will be entered into by the Business;

10.1.6.	the Seller shall not take any other action which is in breach of the provisions of this agreement or which is a breach of any of the Warranties (then repeated in accordance with clause 8.3).

10.2.	The Seller immediately shall disclose to the Buyer in writing any matter or thing which arises or becomes known to it before Completion which is a breach of any of the Warranties (then repeated in accordance with clause 8.3) or which is a breach of any other provision of this agreement. Any such matter, having been fairly and accurately disclosed to the Buyer, shall be deemed for all purposes of this Agreement to have been Disclosed.

10.3.	The Seller forthwith shall disclose to the Buyer in writing any matter or thing which arises before Completion of which it is aware and which has or, in the opinion of the Seller, is likely to have a material and adverse effect upon the Business as presently conducted or upon the financial or trading position or prospects of the Business.

10.4.	In the event at any time before Completion of a material breach of any Warranty (or where, but for a disclosure, a material breach of any Warranty would have occurred) or a material breach of clause 10.1 above (but excluding any breach which arises as a result of the proposed change in ownership of the Business) the Buyer may (without prejudice to any other rights it may have in relation to the breach):

10.4.1.	proceed to Completion; or

10.4.2.	defer Completion by up to 30 days for the purposes of reaching agreement with the Seller as to what reduction (if any) in the Consideration is appropriate to take into account the adverse affect on the Business and its Goodwill on an ongoing basis of the relevant breach or disclosure; or

10.4.3.	if agreement has not been reached pursuant to 10.4.2, rescind this Agreement by notice to the Buyer.

10.5.	The Seller shall procure that until Completion the Buyer and its advisers shall be given on written request such facilities and information (including access to Employees) regarding the Business or the Assets as they or any of them may reasonably require. Such access shall be provided as soon as shall be reasonably possible following such request.

10.6.	In no circumstances shall the right of rescission under clause 10.4.3 be exercisable after Completion.

10.7.	The Seller shall promptly after the date of this agreement:

10.7.1.	provide the Buyer with comprehensive sales and marketing information and marketing collateral, including artwork;

10.7.2.	provide the Buyer with comprehensive delivery related information (product dimensions and weight, EDI, etc);

10.7.3.	share with the Buyer all information concerning third party resourcing;

10.7.4.	provide the Buyer with assistance and advice in securing arrangements with a third party supplier consistent with the Seller’s existing prices;

10.7.5.	allow the Buyer to visit the Seller’s liquid and aerosol manufacturing sites to help the Buyer understand supply chain and manufacturing aspects;

10.7.6.	allow the Buyer to visit the Seller’s finished goods warehouse to help the Buyer’s understanding of the supply chain and warehousing aspects;

10.7.7.	allow the Buyer to inspect tooling held at componentary suppliers;

10.7.8.	assist the Buyer in setting up teams and procedures to handle post-completion issues;

10.7.9.	share with the Buyer all technical information relating to the Products, including formulations;

10.7.10.	provide advice to the Buyer in forward planning stock requirements, taking into account manufacturing and componentary leadtimes;

10.7.11.	ensure that the Buyer has sufficient finished goods stock in its possession by 31 March 2004 so that deliveries can be made from the Buyer’s warehouse as from 1 April 2004;

10.7.12.	ensure that all outstanding customer orders are with the Buyer by 31 March 2004 so that the Buyer can prepare orders for supply from 1 April 2004;

10.7.13	share customer help line data including “drop down” screen information used for FAQs and screen queries.

11.	RISK

11.1.	Pending Completion, possession of the Assets shall be retained by the Seller.

11.2.	Subject to the provisions of Clause 10 the Seller shall continue to carry on the Business for its own benefit and at its own risk up to the Completion Date. The Assets shall be at the risk of the Buyer as from the Completion Date;

11.3.

Nothing in this Agreement shall have the effect of making the Buyer liable in any way under any guarantees or warranties given by the Seller to any customer in relation to goods sold or services rendered by the Seller prior to the Completion Date, the liability for which shall remain absolutely with the Seller.

12.	CUSTOMER AND SUPPLIER ORDERS

12.1.	The Buyer undertakes to the Seller with effect from the Completion Date to assume the obligations and become entitled to the benefits of the Seller under the Customer Orders and Supplier Orders respectively and the Buyer undertakes to carry out and perform and complete all the obligations and liabilities created by or arising under the Customer Orders and Supplier Orders (except for any obligations or liabilities attributable to a breach on the part of the Seller or its employees, agents or sub-contractors) and shall indemnify the Seller and keep it fully indemnified against all liabilities, losses, actions, proceedings, costs, claims, demands and expenses brought or made against or incurred by the Seller in respect of the non-performance or defective or negligent performance by the Buyer of the Customer Orders and Supplier Orders after the Completion Date.

12.2.	To the extent that any payment is made to the Seller in respect of the Customer Orders or Supplier Orders satisfied or fulfilled by the Buyer on or after the Completion Date the Seller shall receive the same as trustee, shall record such payment separately in its books and shall account to the Buyer for the same within ten days of receipt.

13.	EMPLOYMENT

The Seller shall indemnify and hold harmless the Buyer from and against all losses, claims, demands, actions, fines, penalties, awards, liabilities and expenses (including legal expense on an indemnity basis) in connection with or as a result of any claim or demand by any employee of the Seller against the Buyer under TUPE which arises by reason of the transfer of the Business and any claim by any such person for breach of contract or wrongful or unfair dismissal whether arising before, on or after Completion.

14.	[INTENTIONALLY LEFT BLANK]

15.	OBLIGATIONS OF THE SELLER AFTER COMPLETION

15.1.	The Seller undertakes to pass to the Buyer forthwith upon receipt any orders or enquiries in relation to the Business which it may receive at any time after Completion and further undertakes that it will not enter into or attempt to enter into any contract in respect of any such order and enquiry and the Seller acknowledges that it has no right or authority express or implied to act in the name of or on behalf of the Buyer in respect thereto.

15.2.

On and at any time up to three months after Completion the Seller will make available up to 10 man days of suitable and competent individuals to provide to the Buyer all such information and other assistance (including, without limitation, particulars of customers, suppliers and others who have dealt with the Seller in connection with the Business) as the Buyer may reasonably require for the conduct of the Business and for the purpose of implementing the provisions of this agreement.

15.3.	The Seller shall promptly notify the Buyer of any claims against the Seller brought by any third party in respect of any goods manufactured by the Seller in the course of the Business and shall provide the Buyer with comprehensive details of any such claims and shall keep the Buyer fully informed in respect thereof

15.4.	As soon as reasonably practicable after Completion and in any event within 3 months afterwards, the Seller Group shall cease in any manner whatsoever to use or display any trade or service marks, trade or service names, domain names or logos used exclusively in the Business.

16.	THE RETENTION

16.1.	The Retention shall be retained by the Buyer as security for the performance by the Seller of its obligations under the Transitional Services Agreement and Clause 10.7.

16.2.	The Retention shall be paid by the Buyer to the Seller on the last day of the transitional period (as defined in the Transitional Services Agreement) Provided that if the Seller is in material breach of the Transitional Services Agreement or its obligations under Clause 10.7 and such breach, if capable of remedy, is not remedied by the Seller within 5 business days of the Buyer giving notice to the Seller of such breach there shall be deducted from the Retention such amount as the parties shall agree represents the loss and damage suffered by the Buyer as a result of such breach (where “loss and damage” for the purposes of this clause 16.2 is defined in clause 16.3 below). or such amount as determined in accordance with clause 16.3 below as representing such loss and damage, and the balance remaining after such deduction shall forthwith be paid by the Buyer to the Seller,

16.3.	The parties acknowledge and agree that:

16.3.1.	the loss of one or more customers of the Business directly attributable to the Seller’s material breach of its obligations under clause 10.7 would represent direct loss and damage suffered by the Buyer; and

16.3.2.	the loss and damage suffered by the Buyer directly attributable to a material breach by the Seller of its obligations under the Transitional Services Agreement shall mean only the loss of profit suffered during the transitional period on any contract the Buyer has with its customers subject to, at all times, the Buyer’s obligation to mitigate such loss.

16.4.

If the parties fail to agree the amount to deducted from the Retention within 30 days of the last day of the transition period the matter in dispute shall be referred for final settlement to a Queen’s Counsel (“the Expert”) nominated jointly by the Seller and the Buyer or, failing such nomination within 14 days after request by either the Seller or the

Buyer, nominated at the request of either of them by the President for the time being of the Law Society. The Expert shall be entitled to call for and inspect such papers and documents as he may reasonably consider necessary. In making his determination, the Expert shall act as an expert and not as arbitrator, his decision shall (in the absence of manifest error) be final and binding on the parties and his fees shall be borne and paid by the Seller and the Buyer in such proportions as the Expert determines.

16.5.	The Buyer shall (without prejudice to its rights under this clause 16) not be entitled to set off against any amount of the Retention payable to the Seller under this clause 16 any amount due by the Seller to the Buyer under, or by reason of any breach of the Warranties or any other term of this Agreement.

17.	CONFIDENTIALITY

17.1.	The Seller undertakes to keep confidential and not at any time to disclose or make known to anyone whatsoever or use for its own or any other person’s benefit all Business Information, except as may be required by any legal or regulatory authority to which the Seller is subject.

17.2.	The Buyer shall keep confidential and not disclose or make known to any third party whatsoever nor use for its or any other person’s benefit any information which may have been disclosed to the Buyer or which may otherwise have come to the attention of the Buyer and which relates to the business or affairs of the Seller or any company in the Seller Group except as may be required by any legal or regulatory authority to which the Buyer is subject.

17.3.	The obligations imposed by the provisions of this clause shall not apply to the extent that the Business Information in question:

17.3.1.	is or comes into the public domain without fault on the part of the party to whom the same was disclosed, or to whose attention the same has come;

17.3.2.	was already known to the relevant party at the time the same, was disclosed to it or came to its attention; or

17.3.3.	has been lawfully disclosed to the relevant party by a third party.

18.	ANNOUNCEMENTS AND PUBLICITY

18.1.	The Seller and the Buyer shall within 3 Business Days after Completion at their joint expense each send a circular (which shall be subject to the approval of the other (such approval not to be unreasonably withheld or delayed)) to persons who have had dealings with the Seller in connection with the Business announcing the transfer to the Buyer of the Business and the Goodwill, such circulars to be packaged and sent together.

18.2.	The parties shall consult together upon the form of any announcement, circular or other publicity that either may wish to issue following Completion but without prejudice to rights and obligations of the Seller to make such announcement or notification as may be required under the Securities Act of 1933 or the Securities Exchange Act of 1934 or applicable securities law and regulations (including those of the London Stock Exchange) as to which the Seller is subject.

19.	RESTRICTIVE COVENANTS

19.1.	The Seller covenants with the Buyer that it will not and that no member of the Seller Group will either on its or their own account or in conjunction with or on behalf of any person or persons whether directly or indirectly for the period of:

19.1.1.	3 years from Completion, supply products for any person, firm or company who or which was either at Completion or during the period of 12 months prior to Completion a client or customer of the Business where such products are in the carpet and upholstery cleaning category; or

19.1.2.	3 years from Completion, solicit or endeavour to solicit the custom of any person, firm or company who or which was either at Completion or during the period of 12 months prior to Completion had been a client or customer of the Business, for the supply of products which are in the carpet and upholstery cleaning category;.

19.1.3.	3 years from Completion carry on or be engaged, concerned or interested in the business of manufacturing and distributing carpet and upholstery cleaning products PROVIDED THAT nothing in this clause 19.1.3 shall prevent the Seller nor any member of the Seller’s Group from holding for investment purposes only not more than 5% of any class of the issued share or loan capital of any company quoted on a recognised stock exchange.

19.2.	The restrictions in clause 19.1 above shall not prevent the Seller or any member of the Seller’s Group from acquiring, directly or indirectly shares in or the undertaking or assets of any company which carries on a business which competes with the Business (the Seller hereby agreeing to notify the Buyer as soon as reasonably practicable after such acquisition) PROVIDED THAT:

19.2.1.	such business or interest therein is acquired by the Seller or any member of the Seller’s Group as part of a larger acquisition and the value properly attributable to such part did not at the date of acquisition amount to more than 10% of the value of such larger acquisition taken as a whole; and

19.2.2.

the Seller or such member of the Seller’s Group (as the case may be) shall use all reasonable endeavours to market and sell such competing business or company within eighteen months of the date of such acquisition but if no purchaser can be found within such period, the Seller or such member of the Seller’s Group shall not be obliged to dispose of the same.

19.3.	For the purposes of this clause 19 references to goods or products which are in the carpet and upholstery cleaning category are to such goods, or products which are marketed as being for carpet and/or upholstery cleaning.

20.	RESCISSION

20.1.	Save as expressly provided herein the Buyer shall not be entitled to rescind this agreement provided that this shall not apply in the case of any fraud, dishonesty or wilful misstatement on behalf of the Seller.

21.	NOTICES

21.1.	any notice required to be given under this agreement shall be in writing signed by (or by some person duly authorised by) the person giving it and may be served by leaving it or sending it by facsimile or, pre-paid recorded delivery to the address of the relevant party set out in clause 21.2. any notice so served shall be deemed to have been received:

21.1.1	if delivered personally, at the time of delivery;

21.1.2	in the case of a notice sent by pre-paid recorded delivery, 48 hours after the date or posting; or

21.1.3	in the case of a notice sent by facsimile copier, if the notice was sent during the business hours of the addressee then on the day of transmission, and otherwise on the next following business day.

For the purposes of this clause business hours means the hours of 9.00 a.m. to 5.30 p.m. local time in the country of the addressee.

21.2.	Any notice required to be given under this agreement shall be sent:

21.2.1	To the Buyer at its registered office address:

Facsimile no:	001 619 275 5823

For the attention of:	Chief Executive Officer

and to

Facsimile no:	01908 266908

For the attention of:	Managing Director

21.2.2	To the Buyer at its registered office address:

Facsimile no:	0161 491 8017

For the attention of:	Managing Director

or to such other address or facsimile number as is notified in writing from time to time by the Seller or the Buyer (as the case may be) to the other party to this agreement.

22.	SUCCESSORS, ASSIGNS AND THIRD PARTIES

22.1.	This agreement shall be binding upon and enure for the benefit of each party’s successors and shall be assignable by the Buyer to the extent that the rights and benefits under this agreement shall enure for the benefit of the Buyer’s assigns. Save as aforesaid this agreement shall not be assignable.

22.2.	No person not a party to this agreement shall have the right to enforce any term of this agreement and the provisions of the Contracts (Rights of Third Parties) Act 1999 shall not apply to this agreement.

23.	VARIATION

No variation of this agreement shall be effective unless made in writing and signed by or on behalf of each of the parties.

24.	COSTS

The parties shall pay their own costs and expenses in relation to the preparation, execution and carrying into effect of this agreement.

25.	SEVERANCE

If at any time any provision of this agreement is or becomes invalid or illegal in any respect, such provision shall be deemed to be severed from this agreement but the validity, legality and enforceability of the remaining provisions of this agreement shall not be affected or impaired thereby.

26.	FURTHER ASSURANCE

The Seller shall, and shall procure that any other member of the Seller’s Group shall, do, execute and perform and shall procure to be done, executed and performed all such further acts, deeds, documents and things as the Buyer may require from time to time effectively to vest the beneficial ownership of the Assets in the Buyer or as it directs free from all liens, charges, options, encumbrances or adverse rights or interests of any kind and otherwise to give to the Buyer the full benefit of this agreement.

27.	WAIVERS

A failure by any party to exercise and any delay, forbearance or indulgence by any party in exercising any right, power or remedy under this agreement shall not operate as a waiver of that right, power or remedy or preclude its exercise at any subsequent time or on any subsequent occasion. The single or partial exercise of any right, power or remedy shall not preclude any other or further exercise of that right, power or remedy. No custom or practice of the parties at variance with the terms of this agreement shall constitute a waiver of the rights of any party under this agreement. The rights, powers and not exclusive of any rights, powers and remedies provided in this agreement are cumulative and not exclusive of any rights, powers or remedies provided by law.

28.	ENTIRE AGREEMENT

28.1.	This agreement, the Disclosure Letter, the documents in the agreed form and all agreements entered, or to be entered into, pursuant to the terms of this agreement or entered into between the Seller and the Buyer in writing and expressly referring to this agreement:

28.1.1.	together constitute the entire agreement and understanding between the parties with respect to the subject matter of this agreement; and

28.1.2.	(In relation to such subject matter) supersede all prior discussions, understandings and agreements between the parties and their agents (or any of them) and all prior representations and expressions of opinion by any party (or its agent) to any other party (or its agent).

28.2.	Each of the parties acknowledges that it is not relying on any statements, warranties or representations given or made by any of them in relation to the subject matter hereof, save those expressly set out in this agreement, the Disclosure Letter and other documents referred to above, and that it shall have no rights or remedies with respect to such subject matter otherwise than under this agreement (and the documents executed at the same time as it or referred to in it) save to the extent that they arise out of the fraud or fraudulent misrepresentation of any party.

29.	COUNTERPARTS

This agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and which together shall constitute one and the same agreement. Unless otherwise provided in this agreement, this agreement shall become effective and be dated (and each counterpart shall be dated) on the date on which this agreement (or a counterpart of this agreement) is signed by the last of the parties to execute this agreement or, as the case may be, a counterpart thereof.

30.	APPLICABLE LAW AND JURISDICTION

30.1.	This agreement shall be governed by and construed in accordance with English law and in relation to any legal action or proceedings arising out of or in connection with this agreement, each of the parties submits to the jurisdiction of the High Court of Justice in England.

30.2.	The parties irrevocably consent to any process in a legal action or proceedings in connection with this agreement being served on it in accordance with the provisions of this agreement relating to the service of notices. Nothing contained in this agreement shall affect the right to serve process in any other manner permitted by law.

31.	POST-COMPLETION EFFECT

This agreement shall remain in full force and effect after and notwithstanding Completion in respect of all obligations, agreements, covenants, undertakings or conditions contained in or implied by this agreement which have not been done, observed or performed at or prior to Completion and all warranties, representations and indemnities contained in or implied by this agreement (including the warranties) shall continue in full force and effect after and notwithstanding Completion and the parties may take action for any breach of non-fulfilment of any of them either before or after Completion (whether or not such breach or non-fulfilment may have been known to or discoverable by the party taking action prior to Completion.)

32.	MITIGATION

Nothing in this Agreement shall in any way relieve the Buyer of its obligation to mitigate any loss it may incur or suffer in connection with this Agreement or the subject matter thereof.

THIS AGREEMENT has been entered into on the date stated at the beginning of this agreement.

SCHEDULE 1

COMPLETION REQUIREMENTS

1.	OBLIGATIONS OF THE SELLER

1.1.	The Seller shall deliver to or procure delivery to the Buyer or make available for collection by the Buyer of:

1.1.1.	physical possession of all the Assets capable of passing by delivery with the intent that title in such Assets shall pass by and upon such delivery;

1.1.2.	all documents of title and certificates for the Stock;

1.1.3.	duly executed assignments in the agreed form of the Trademarks;

1.1.4.	all documents of title, certificates, deeds, licences, agreements and other documents relating to the Business Intellectual Property and all manuals, drawings, plans, documents and other materials and media comprising the Business Information;

1.1.5.	The Disclosure Letter, duly executed by the Seller.

2.	OBLIGATIONS OF THE BUYER

2.1.	Against compliance by the Seller with its obligations under paragraph 1 the Buyer shall:

2.1.1.	pay by way of electronic transfer to the Seller £5,270,000 being the amount of the Consideration due on Completion; and

2.1.2.	pay by way of electronic transfer to the Buyer’s Solicitors, £930,000 being the Retention.

2.1.3.	deliver duly executed counterparts of the assignments referred to in paragraph 1.1.4.

2.1.4.	deliver an undertaking in the agreed form duly executed by the Buyer’s Solicitors to hold the Retention to the order of the Seller’s Solicitors pending agreement between the parties as to its release pursuant to clause 16 of this Agreement.

SCHEDULE 2

THE BUSINESS INTELLECTUAL PROPERTY

PART A

THE TRADEMARKS

(See Attached)

PART B

OTHER IP RIGHTS

To the extent exclusively used in respect of the Business:

(i)	Copyrights in advertising, marketing and promotional materials

(ii)	Copyrights in packaging materials, logos and other artwork and typography

(iii)	Copyrights in website pages @www.1001carpetcare.co.uk

(iv)	Database Rights in listings of suppliers and customers

(v)	Common law rights including unregistered signs and reputation

(vi)	Confidential Business Information

SCHEDULE 3

WARRANTIES

PART A

GENERAL

1.	INFORMATION SUPPLIED

1.1	All information (excluding any projections or forecasts) contained in Annex B of this Agreement and all information contained in the Disclosure Letter is true and accurate in all material respects.

2.	CAPACITY OF THE SELLER

2.1	The Seller has full power and authority and has taken all necessary corporate action to enable it effectively to enter into and perform this agreement and all agreements entered into, or to be entered into, pursuant to the terms of this agreement, and such agreements when executed, will constitute valid, binding and enforceable obligations on the Seller in accordance with their respective terms and save as expressly provided in this Agreement it does not require the consent, approval or authority of any other person to enter into or perform its obligations under this agreement and its entry into and performance of this agreement will not constitute any breach of or default under any contractual, governmental or public obligation binding upon it, and it is not engaged in any litigation or arbitration proceedings which might have an effect upon its capacity or ability to perform its obligations under this agreement and no such legal or arbitration proceedings have been threatened against it.

2.2	The Business is not carried on by or for the benefit of any person, firm or corporation other than the Seller.

3.	PRODUCT INFORMATION

3.1	The information contained in File No 2 of the Data Room for the financial periods ended 31 May 2000 to 2003 inclusive relating to:

•	Overall gross sales of Products

•	Sales by Product

•	Sales of Products by customer

•	Trade discounts of Products by customer

•	Direct and indirect costs reported in full against the 1001 brand

•	Trade, promotional and consumer promotion expenses reported in full against the 1001 brand

•	Customer rebate and allowance agreements

is true and accurate in all material respects (which for the purposes of this paragraph 3.1 shall mean is not at variance by more than 5%)

3.2	The Seller is not aware of any fact, matter or circumstance which :

3.2.1	might render any of the information regarding the trade listings of the Business in File No 1 of the Data Room untrue, incomplete or inaccurate in any material respect;

3.2.2	might cause or entitle any customer of the Business to de-list any Product or reduce the number of Products so listed to a material extent.

3.3	The value of the trade listings as at Completion is not at variance by more than 5% from the value of the trade listings as set out in the list contained in File No 1 of the Data Room, and for the purpose of this warranty the value of the trade listings shall be measured by reference to annualised gross sales value for the year June 2002 to May 2003. The Seller has not been notified of any de-listing (or material reduction of the number of Products so listed) of any of the Products as set out in File No 1 of the Data Room and has not received any written notice from any customer of the Business that such customer will, or intends to, de-list to any material extent any of the Products as set out in File No 1 of the Data Room or reduce the number of Products so listed.

3.4	Subject to paragraph 3.3, the information contained in File No 1 of the Data Room the Disclosure Letter relating to the Customer Orders and to the Supplier Orders is true and accurate in all material respects.

4.	DEFECTIVE PRODUCTS

4.1	There are no material outstanding claims against the Seller other than those disclosed in respect of defects in quality of Products supplied to customers of the Business or otherwise relating to liability for Products supplied or to be supplied by the Seller to customers of the Business and no such claims have been threatened in writing.

4.2	Comprehensive details of all material customer claims, complaints or returns relating to the Business that have occurred during the 12 months preceding the Completion Date have been Disclosed.

5.	MANAGEMENT ACCOUNTS

5.1	So far as the Seller is aware the profit and loss account contained in the Confidential Information Memorandum dated September 2003 have been carefully prepared, there were no unusual, exceptional, non-recurring or extraordinary items which materially affected such accounts and such accounts provide a fair and accurate view of those items covered by them, given the internal management purposes of the Business for which they were prepared.

6.	CHANGES SINCE 31 MAY 2003

Since 31 May 2003:

6.1	the Business has been carried on in the ordinary and usual course both as regards the nature, scope and manner of conducting the same and so as to maintain the same as a going concern;

6.2	the Business has paid its creditors within normal payment periods;

6.3	there has been no unusual change in the stock levels of the Business;

6.4	so far as the Seller is aware (without having made enquiry of any customers or suppliers) the Business has not been adversely affected by the loss of any customer or the loss or material reduction in orders from any customer or the loss or material reduction in any source of supply or by abnormal factors not affecting similar businesses to a like extent;

6.5	there has been no material adverse change in the financial position of the Business nor is any such material change expected by the Seller;

6.6	so far as the Seller is aware, it has not done or omitted to do anything which might materially and prejudicially affect the Goodwill.

7.	TITLE TO THE ASSETS

7.1	The tooling sold pursuant to clause 2.1.2 comprises all tooling now used in the Business.

7.2	The Seller has good and marketable title to, legally and beneficially owns, and has in its possession and under its control, all of the Assets which are sold free from any charge, lien, encumbrance, equity, agreement of hire or hire purchase or for payment on deferred terms, bill of sale or any obligation to pay any outstanding sums in respect of them and no person other than the Seller has or claims any rights in relation to the Assets or any of them or the proceeds of any sale of the Assets or any of them and the Assets are not subject to or potentially subject to any floating charge or guarantee given by the Seller or by any person or company connected with the Seller.

7.3	All documents which in any way affect the right, title or interest of the Seller in or to any of the Assets and which attract stamp duty have been duly stamped within the requisite period for stamping.

7.4	There are no outstanding contracts relating to the Business save for Customer Orders and Supplier Orders notified in writing by the Seller to the Buyer on or before the Completion Date.

8.	ENVIRONMENTAL AND HEALTH AND SAFETY WARRANTIES

8.1	The Seller has not within the three years prior to the date of this Agreement received any written notice to the effect that the Business and/or the way the Seller has carried on the Business is in material violation of “Environmental Law”, being all statutes, common law or regulations having the force of law concerning the protection of the environment.

8.2	Within the three years prior to the date of this Agreement the Seller has not received written notice of any claims, investigations or proceedings against the Seller or any of the directors, officers or employees in respect of accidents, injuries, illnesses, diseases or other harm to the health and safety of employees, contractors or any other persons involved in the manufacture of the Products caused by or attributable to the nature of the Products or their method of manufacture.

9.	STATUTORY RESTRICTIONS

9.1	So far as the Seller is aware the Seller is not and has not been a party in relation to the Business to any agreement, practice or arrangement which in whole or in part:

9.1.1	contravenes any of the provisions of the Trade Descriptions Act 1968, the Fair Trading Act 1973, the Consumer Protection Act 1987, the Competition Act 1980 or the Competition Act 1998 (or is notifiable under such Act);

9.1.2	contravenes any of the provisions of the European Communities Act 1972 or Articles 81 or 82 of the EC Treaty (or any regulations or directives made pursuant to the Treaty) or the EEA Agreement: or

9.1.3	Contravenes any other anti-trust, antimonopoly or anti-cartel legislation or consumer law, Act, Regulation, Order or the like made in or pertaining to the United Kingdom .

9.2	The Seller is not and has not engaged in any anti-competitive practice, as defined in the Competition Act 1980, in relation to the Business.

9.3	So far as the Seller is aware no investigations or enquiries by or on behalf of any governmental or other body in respect of the Business or any of the assets are pending or in existence and the Business is not subject to any undertaking or order under United Kingdom or EC competition legislation or from any other regulatory body under the competition legislation in any other jurisdiction in which the Business is conducted.

9.4	So far as the Seller is aware neither the Seller nor any of its officers, agents or employees has done or omitted to do any act or thing in relation to the Business which is or could be in contravention or breach of or the subject of enquiry, investigation or proceedings under the provisions of any Act, Order, Regulation or the like whether made in or pertaining to the United Kingdom or elsewhere giving rise to any fine, penalty, default, proceedings or other such liability in relation to the Business or any of the Assets.

10.	LITIGATION

10.1

The Seller is not engaged in or subject to any civil, criminal or arbitration proceedings in relation to the Business or the Assets or any of them, and there are no such proceedings pending or so far as the Seller is aware threatened by or against the Seller and there are no judgements outstanding against the Seller which affect or might affect any of the Assets.

11.	EFFECT OF AGREEMENT

The execution and delivery of this Agreement and the fulfilment and performance of and compliance with the terms of this Agreement will not to the actual knowledge of the Seller (without having made enquiry of any third party):

11.1	conflict with, violate or result in a breach of the terms, provisions or conditions of any of the Customer or Supplier Orders;

11.2	relieve any person of any contractual or other obligation under any of the Customer or Supplier Orders;

11.3	result in any customer of or supplier to the Business ceasing to deal or substantially reducing the existing level of his dealings with the Business and so far as the Seller is aware (without having made any enquiry of any third party) there is no intention on the part of any such customer or supplier to cease so to deal or so to reduce the existing level of such dealings.

PART B

INTELLECTUAL PROPERTY

1.	Details of all the Business Intellectual Property considered by the Seller to be material to the Business are set out in part A, and part B of Schedule 2. So far as the Seller is aware all such Business Intellectual Property (if used) is used, enjoyed and exploited exclusively in connection with the Business and there is no additional Intellectual Property which is owned or used by the Seller and used exclusively in or in connection with the Business as carried on at the Completion Date or at any time during the five years prior to the date of this agreement and which is material to the Business as carried on at the date of this Agreement.

2.	The Seller is the sole legal and beneficial owner of all registered intellectual property rights comprised in the Business Intellectual Property free from all claims, liens, charges, equities, encumbrances, licences and adverse rights of any description. No Business Intellectual Property is held jointly or in common with any other person.

3.	The Seller has not received written notice that any of the Business Intellectual Property is subject to any challenge or attack by a third party or competent authority. All renewal and registration fees for the protection of the registered Business Intellectual Property have been paid.

4.	There are no outstanding agreements or arrangements whereby a licence, sub-licence or other permission to use has been granted to or by, or is obliged to be granted to or by, the Seller in respect of any of the Business Intellectual Property owned or used by the Seller.

5.	The Seller is not, and has not within the six years preceding the date of this agreement, been party to or threatened with any legal proceedings relating to any Business Intellectual Property and the Seller is not aware of (and has not acquiesced in) any infringement of the Business Intellectual Property in relation to the Business.

6.	Where information of a confidential nature has been developed or acquired by the Seller or any member of the Seller Group exclusively for the purposes of the Business in the 2 year period prior to the date of this agreement, such information (except insofar as it has fallen into the public domain through no fault of the Seller or any member of the Seller Group) has so far as the Seller is aware been kept strictly confidential and so far as the Seller is aware has not been disclosed otherwise than subject to an obligation of confidentiality being imposed on the person to whom the information was disclosed. The Seller is not aware of any breach of such confidentiality obligations by any third party.

7.	The Seller has not received written notice within the period of 12 months prior to the date hereof that any of the activities involved in the conduct of the Business infringe or have infringed any intellectual property of any third party or constitute or have constituted breach of confidence, passing off or actionable unfair competition in any jurisdiction. No such activities give or have given rise to any obligation to pay any royalty, fee, compensation or any other sum whatsoever.

8.	The Seller is not, and has not within the 2 year preceding the date of this agreement, been party to or threatened with any legal proceedings relating to any Business Intellectual Property and the Seller is not actually aware (having made no enquiry) of any infringement of the Business Intellectual Property or any breach of confidence, passing off or actionable unfair competition in any jurisdiction in relation to the Seller or the Business.

9.	The Seller has possession and control (together with contracted third parties and agents) of all material Business Information used, enjoyed or exploited in the Business (or held with a view to such use, enjoyment or exploitation). None of the same is known or accessible to any person except the Seller or its employees other than persons who have given the Seller written confidentiality undertakings in respect thereof that have been disclosed hereunder.

10.	Save in the ordinary course of business or with its employees, the Seller has not entered into any confidentiality or other agreement, nor is subject to any duty, which restricts the free use or disclosure of such information as is referred to in paragraph 9 above.

11.	There are no outstanding or potential claims against the Seller under any contract or under section 40 of the Patents Act 1977 for employee compensation in respect of any Business Intellectual Property.

SCHEDULE 4

HEADS OF TERMS RELATING TO

TRANSITIONAL SERVICES AGREEMENT

1.	OBLIGATIONS AFTER COMPLETION

The Seller shall after Completion;

1.1	Permit the Buyer to use the Seller’s bar codes and to sell stock that bears the Seller’s labels for a period up to six months after Completion

1.2	Manufacture and supply the Buyer under an interim supply agreement/arrangement with a full range of Products in a prompt and timely manner and in accordance with the Buyer’s requirements at the Seller’s ex-work and delivery prices as below, namely;

SELLER’S PRICE PER CASE £

	Variable	O/H	Ex Works	Delivered
Trouble Shooter 500ml x 6
Shampoo 450 x 6
Mousse 300ml x6
SpruceNClean 500ml x6
3-in 1 auto 500ml x 6
Pet troubleshooter 500ml x6

1.3	The interim supply agreement shall be for a basic period ending 31 May 2004, with provision for extension, but not beyond 30 September 2004, if the Buyer has not been able to conclude arrangements with an alternative third party supplier in relation to Products in liquid form. The supply agreement shall take into account such factors as;

1.4	Forecast of volumes of products the Buyer anticipates purchasing during the transition period

1.5	Levels of inventory to be held by the Seller to meet the Buyer’s requirements

1.6	Payment: 30 days from end of month of delivery

1.7	OTIF (On Time and In Full) delivery requirements

1.8	Specification of quality

1.9	The Buyer acknowledging that the Seller has all necessary licence-back rights from the Buyer to allow the Seller to fulfil its obligations under the interim supply agreement and confirming that the non-competition restrictions accepted by the Seller in the Sale and Purchase Agreement do not apply to the interim supply

1.10	Share customer help line data including “drop down” screen information used for FAQs and customer queries

1.11	If the Buyer makes a full service agreement with its new third party supplier, the Seller will deal directly with such supplier to agree the terms on which the Seller will sell to such supplier the raw materials and packaging held by the Seller. If the agreement made with such supplier is not full service the Buyer and the Seller shall agree terms for the Buyer to purchase from the Seller at cost such of the raw materials and packaging as are relevant to the Products in manufacture and are in good condition and are reasonably required to support the manufacturing process.

SCHEDULE 5

STOCK PROVISIONS

1	The Seller and the Buyer shall jointly procure that as soon as practicable following Completion, and in any event within 7 days of Completion, the value of the Stock is determined upon the basis of the Seller’s Ex Works and Delivered Price Lists as set out in Schedule 4, excluding items which are not readily saleable by reason of age, obsolescence, damage or other factors and excluding VAT;

2.	Any dispute with respect to the determination of the value of the Stock shall be referred for final settlement to a firm of chartered accountants nominated jointly by the Seller and the Buyer or, failing such nomination within 14 days after request by either the Seller or the Buyer, nominated at the request of either of them by the President for the time being of the Institute of Chartered Accountants in England and Wales. The accountants shall be entitled to call for and inspect the working papers of the Seller’s auditors and/or Buyer’s accountants and such other documents as they may reasonably consider necessary. In making their determination, the accountants shall act as experts and not as arbitrators, their decision shall (in the absence of manifest error) be final and binding on the parties and their fees shall be borne and paid by the Seller and the Buyer in such proportions as the accountants determine.

3.	The Buyer shall be entitled to claim any right of set off in relation to any claims it may have under this Agreement in respect of payments to be made pursuant to this Schedule 5.

ANNEX A

PZ – WD-40 TOOLING

1.	Bottle for liquid products (at Grabor Plastics)

2.	Bottle for trigger products (at Grabor Plastics)

3.	Brush unit (at Coda plastics)

ANNEX B

WARRANTED INFORMATION

(See attached)

SIGNED by	/s/ RN JONES

by and on behalf of PZ CUSSONS (INTERNATIONAL) LIMITED

in the presence of	/s/ S CODE

Operations Planning Senior Executive

SIGNED by	/s/ WILLIAM NOBLE

and on behalf of WD-40 COMPANY LIMITED

in the presence of	/s/ JULIAN SPENCER

Finance Director